Exhibit 3.1

AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
SUNOCO LOGISTICS PARTNERS L.P.

This Amendment No. 4 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into as of July 30, 2014, by Sunoco Partners LLC, a Pennsylvania limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 26, 2010, as amended by Amendment No. 1 thereto, effective as of July 1, 2011, Amendment No. 2 thereto, effective as of November 21, 2011, and Amendment No. 3 thereto, effective as of June 12, 2014 (as so amended, the “Partnership Agreement”);
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, the board of directors (the “Board”), for and on behalf of the General Partner, has determined that the amendments provided by Section 1 of this Amendment do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, the Board, for and on behalf of the General Partner, deems it in the best interests of the Partnership to adopt this Amendment in order to, among other things, establish that the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
NOW, THEREFORE, pursuant to Section 13.1(d)(i) of the Partnership Agreement, the Partnership Agreement is hereby amended as follows:
Section 1.Amendments.
(a)    “General Partner Quotient” is hereby added to Section 1.1 in appropriate alphabetical order and shall be defined as follows:
“General Partner Quotient” has the meaning assigned to such term in Section 5.2(b).

(b)    Section 1.1 of the Partnership Agreement is hereby amended by deleting the definition of “Percentage Interest” contained therein and inserting in lieu thereof the following definition:
“Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.
(c)    Section 5.2(b) is hereby amended and restated in entirety as follows:
Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering and other than the issuance of the Common Units issued pursuant to the Over-Allotment Option and other than Common Units purchased by the General Partner to the extent the Over-Allotment Option is not exercised), the General Partner may make, but is not obligated to make, additional Capital Contributions up to an amount equal to (a) the product obtained by multiplying (i) the quotient (such quotient being referred to as the “General Partner Quotient”) determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of any additional Limited Partner Interests by the Partnership by (B) the sum of 100% less the General Partner’s Percentage Interest immediately prior to the issuance of any additional Limited Partner Interests by the Partnership, times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests less (b) the General Partner Quotient of any amount so contributed by such Limited Partners that is used by the Partnership concurrently with such contribution to redeem or repurchase from any Person outstanding Limited Partner Interests of the same class as the Limited Partner Interests issued to such Limited Partners (including Parity Units if the Limited Partner Interests are Common Units) at a price per Limited Partner Interest equal to the net proceeds per Limited Partner Interest, before expenses, that the Partnership receives from such issuance. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

(d)    Section 6.1(a)(ii) is hereby amended and restated in entirety as follows:
Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years with respect to the General Partner, and until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and
(e)    Section 6.1(a)(iii) is hereby amended and restated in entirety as follows:
Third, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests.
(f)    Section 6.1(b)(i) is hereby amended and restated in entirety as follows:
First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
(g)    Section 6.1(b)(ii) is hereby amended and restated in entirety as follows:
Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
(h)    Section 6.1(c)(i)(B) is hereby amended and restated in entirety as follows:
Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units or Class A Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause

(2) is hereinafter defined as the “Unpaid MQD”) plus (3) any then existing Cumulative Common Unit Arrearage;
(i)    Section 6.1(c)(i)(C) is hereby amended and restated in entirety as follows:
Third, if a disparity exists between the Per Unit Capital Amounts of the Common Units and the Class A Units, (x) to the General Partner in accordance with its Percentage Interest and (y) if (I) the Per Unit Capital Amounts of the Class A Units is higher, then to the Unitholders holding Common Units or Subordinated Units, otherwise (II) to the Unitholders holding Class A Units, in either case their Pro Rata share of a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until such disparity has been eliminated;
(j)    Section 6.1(c)(i)(D) is hereby amended and restated in entirety as follows:
Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (D) until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;
(k)    Section 6.1(c)(i)(E) is hereby amended and restated in entirety as follows:
Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (E) until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”);
(l)    Section 6.1(c)(i)(F) is hereby amended and restated in entirety as follows:
Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (F) until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”);
(m)    Section 6.1(c)(i)(G) is hereby amended and restated in entirety as follows:
Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 35% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (G) until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi)and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the “Third Liquidation Target Amount”); and
(n)    Section 6.1(c)(i)(H) is hereby amended and restated in entirety as follows:
Finally, any remaining amount (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (H).
(o)    Section 6.1(c)(ii)(A) is hereby amended and restated in entirety as follows:
First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, to the General Partner and all Unitholders in accordance with their Percentage Interests until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
(p)    Section 6.1(c)(ii)(B) is hereby amended and restated in entirety as follows:
Second, if a disparity exists between the Per Unit Capital Amounts of the Common Units and the Class A Units, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding such class with the higher Per Unit Capital Amount their Pro Rata share of a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until such disparity has been eliminated; provided, that Net Termination Loss shall not be allocated pursuant to this section 6.1(c)(ii)(B) to the extent that such allocation would cause any Unitholder holding Limited Partner Units to have a Deficit balance in its Capital Account at the end of such taxable period (or increase any existing deficit balance in its Capital Account);
(q)    Section 6.1(c)(ii)(C) is hereby amended and restated in entirety as follows:
Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units or Class A Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and
(r)    Section 6.1(d)(iii)(A) is hereby amended and restated in entirety as follows:
If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.
(s)    Section 6.1(d)(x)(B) is hereby amended and restated in entirety as follows:
At the election of the General Partner with respect to any taxable period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to each Partner holding Class A Units in the proportion of the number of Class A Units held by such Partner to the total number of Class A Units then Outstanding a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Class A Units to an amount equal to the product of (A) the number of Class A Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Class

A Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Class A Units into Common Units.
(t)    Section 6.4 is hereby amended and restated in entirety as follows:
Distributions of Available Cash from Operating Surplus.
(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto:

(i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (i) until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (ii) until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (iii) until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (iv) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (vi) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).
(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (i) until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (ii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 35% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iv) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).
(u)    Section 6.5 is hereby amended and restated in entirety as follows:
Distributions of Available Cash from Capital Surplus.
Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner in accordance with its Percentage Interest and to all Unitholders, Pro Rata, in accordance with a percentage equal to 100% less the Percentage Interest applicable to the General Partner, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner in accordance with its Percentage Interest and to all Unitholders, Pro Rata, in accordance with a percentage equal to 100% less the Percentage Interest applicable to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
(v)    Section 11.3(c) is hereby amended and restated in entirety as follows:

If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is reconstituted pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing Partner as a general partner in the Partnership and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
Section 2.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
Section 3.    Invalidity of Provisions. If any provisions of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.
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IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 4 as of the date first written above.

GENERAL PARTNER:

SUNOCO PARTNERS LLC

By:	/s/ MICHAEL J. HENNIGAN
Name:	Michael J. Hennigan
Title:	President & Chief Executive Officer